Exhibit 99.2

Premier, Inc. to Host Virtual Investor Day on November 17, 2021

CHARLOTTE, N.C., November 2, 2021 - Premier, Inc. (NASDAQ: PINC), a leading technology-driven healthcare improvement company, today announced that the company will host its 2021 Virtual Investor Day on Wednesday, November 17, 2021, from approximately 9 a.m. to 11 a.m. ET. The event will feature presentations and a Q&A session with the following executives:

•	Michael J. Alkire, President and Chief Executive Officer

•	Leigh Anderson, President of Performance Services

•	Andy Brailo, Chief Customer Officer

•	David A. Hargraves, Senior Vice President of Supply Chain

•	Joe Machicote, Chief Diversity and Inclusion Officer

•	Craig McKasson, Chief Financial and Administrative Officer

The event will be webcast from the company’s website and can be accessed via the following link Premier Events. The webcast should be accessed 10 minutes prior to the event start time. A replay of the event will be available following the conclusion of the broadcast and will be accessible on the company’s website.

About Premier, Inc.

Premier Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,400 U.S. hospitals and health systems and approximately 225,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Investor contact:	Media contact:

Angie McCabe	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.3888	202.879.8004
angie_mccabe@premierinc.com	amanda_forster@premierinc.com